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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                               Nine Months Ended
                                                                 September 30,
 In Millions of Dollars                                        1997           1996
 Fixed Charges:
   Interest on indebtedness                             $        146   $        168
   Interest capitalized                                            8             13
   One-third of rents*                                            65             64

   Total Fixed Charges                                  $        219   $        245

 Earnings:
   Income before income taxes and minority interests    $      1,369   $      1,170

   Fixed charges per above                                       219            245
   Less: interest capitalized                                     (8)           (13)
                                                                 211            232

   Amortization of interest capitalized                           28             29

   Total Earnings                                       $      1,608   $      1,431

 Ratio of Earnings to Fixed Charges                             7.34           5.84



* Reasonable approximation of the interest factor.
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